                                                                    EXHIBIT 20.1








                              FINANCIAL STATEMENTS
                                MATCHLOGIC, INC.
                   FOR THE PERIOD FROM INCEPTION (MAY 8, 1997)
                              TO DECEMBER 31, 1997
                       WITH REPORT OF INDEPENDENT AUDITORS

                                MatchLogic, Inc.

                              Financial Statements

                   For the Period from Inception (May 8, 1997)
                              to December 31, 1997




                                    CONTENTS

Report of Independent Auditors........................................................1

Audited Financial Statements

Balance Sheet.........................................................................2
Statement of Operations...............................................................3
Statement of Net Capital Deficiency...................................................4
Statement of Cash Flows...............................................................5
Notes to Financial Statements.........................................................6

                         Report of Independent Auditors

The Board of Directors and Stockholders
MatchLogic, Inc.

We have audited the accompanying balance sheet of MatchLogic, Inc. as of December 31, 1997, and the related statements of operations, net capital deficiency, and cash flows for the period from inception (May 8, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MatchLogic, Inc. at December 31, 1997, and the results of its operations and its cash flows for the period from inception (May 8, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.


                                                  Ernst & Young LLP

Palo Alto, California
February 19, 1998

                                MatchLogic, Inc.
                                  Balance Sheet
                                December 31, 1997

                        (In thousands, except par value)


ASSETS
Current assets:
  Cash and cash equivalents                                            $     (8)
  Accounts receivable, net of allowance for
    doubtful accounts of $18                                                629
  Other current assets                                                      177
                                                                       --------
Total current assets                                                        798

Property and equipment, net                                               2,465
                                                                       --------
                                                                       $  3,263
                                                                       ========

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable                                                     $  1,017
  Accrued liabilities                                                     3,572
  Current portion of capital lease obligations                              274
                                                                       --------
Total current liabilities                                                 4,863

Capital lease obligations                                                   287

Commitments

Net capital deficiency:
  Convertible preferred stock, $0.01 par value, 10,268 shares authorized, 10,000 shares issued and outstanding; aggregate
    liquidation preference of $8,400                                        100
  Common stock, $0.01 par value, 17,000 shares authorized, 3,359
    shares issued and outstanding                                            34
  Additional paid-in capital                                             10,424
  Deferred compensation                                                  (1,211)
  Accumulated deficit                                                   (11,234)
                                                                       --------
Net capital deficiency                                                   (1,887)
                                                                       --------
                                                                       $  3,263
                                                                       ========



                             See accompanying notes.

                                MatchLogic, Inc.
                             Statement of Operations
                     Period from Inception (May 8, 1997) to
                                December 31, 1997

                                 (In thousands)


Revenues:
  Internet advertising                                                 $  1,917
  Database marketing                                                      1,171
  Consulting and other                                                      876
                                                                       --------
Total revenues                                                            3,964

Operating costs and expenses:
  Cost of revenues                                                        1,099
  Research and development                                                3,267
  Data acquisition costs                                                  1,750
  Sales and marketing                                                     4,411
  General and administrative                                              1,420
  Amortization of purchased intangibles                                     600
  Acquisition of in-process research and development                      2,346
                                                                       --------
Total operating costs and expenses                                       14,893
                                                                       --------

Loss from operations                                                    (10,929)

Interest expense                                                           (113)

Other income and expense, net                                              (192)
                                                                       --------
Net loss                                                               $(11,234)
                                                                       ========



                             See accompanying notes.

                                MatchLogic, Inc.
                      Statement of Net Capital Deficiency
            Period from Inception (May 8, 1997) to December 31, 1997

                        (In thousands, except share data)


                                                 SERIES A
                                        CONVERTIBLE PREFERRED STOCK          COMMON STOCK
                                        -------------------------------------------------------
                                          SHARES         AMOUNT         SHARES         AMOUNT
                                        ----------     ----------     ----------     ----------
Issuance of common stock to
  founder at $0.10 per share in
  May 1997                                    --       $     --        3,358,823     $       34
Option granted to preferred
  stock investors to purchase
  ownership interest of FirstLogic            --             --             --             --
Issuance of Series A
  convertible preferred stock
  for ownership interest held
  by FirstLogic, net of
  offering expenses of $180              2,263,889             23           --             --
Issuance of Series A
  convertible preferred stock,
  net of offering expenses of $115       7,736,111             77           --             --
Warrants issued in connnection
  with bank financing                         --             --             --             --
Deferred compensation                         --             --             --             --
Amortization of deferred
  compensation                                --             --             --             --
Net loss from inception (May 8,
  1997) to December 31, 1997                  --             --             --             --
                                        ----------     ----------     ----------     ----------
Balances at December 31, 1997           10,000,000     $      100      3,358,823     $       34
                                        ==========     ==========     ==========     ==========


STOCKHOLDERS'
                                            ADDITIONAL                                       NET
                                             PAID-IN       DEFERRED      ACCUMULATED       CAPITAL
                                             CAPITAL     COMPENSATION      DEFICIT        DEFICIENCY
                                           ----------     ----------      ----------      ----------
Issuance of common stock to
  founder at $0.10 per share in
  May 1997                                 $      302     $     --        $     --        $      336
Option granted to preferred
  stock investors to purchase
  ownership interest of FirstLogic                600           --              --               600
Issuance of Series A
  convertible preferred stock
  for ownership interest held
  by FirstLogic, net of
  offering expenses of $180                     1,697           --              --             1,720
Issuance of Series A
  convertible preferred stock,
  net of offering expenses of $115              6,308           --              --             6,385
Warrants issued in connection
  with bank financing                             110           --              --               110
Deferred compensation                           1,407         (1,407)           --              --
Amortization of deferred
  compensation                                   --              196            --               196
Net loss from inception (May 8,
  1997) to December 31, 1997                     --             --           (11,234)        (11,234)
                                           ----------     ----------      ----------      ----------
Balances at December 31, 1997              $   10,424     $   (1,211)     $  (11,234)     $   (1,887)
                                           ==========     ==========      ==========      ==========



                             See accompanying notes.

                                MatchLogic, Inc.
                         Statement of Cash Flows Period
                from Inception (May 8, 1997) to December 31, 1997

                                 (In thousands)

CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss                                                                      $(11,234)
Adjustments to reconcile net loss to net cash used in operating activities:
  Amortization of purchased intangibles                                            600
  Charge for acquired in-process research and development                        2,346
  Depreciation and amortization                                                    688
  Amortization of deferred compensation                                            196
Changes in operating assets and liabilities:
  Accounts receivable                                                             (629)
  Other current assets                                                            (122)
  Accounts payable                                                               1,017
  Accrued liabilities                                                            3,572
  Other                                                                           (290)
                                                                              --------
Net cash used in operating activities                                           (3,856)

CASH FLOWS USED IN INVESTING ACTIVITIES
Expenditures for property and equipment                                         (2,364)
                                                                              --------
Net cash used in investing activities                                           (2,364)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Issuance of promissory notes                                                       925
Payments made under capital lease obligations                                     (173)
Proceeds from issuance of preferred stock, net of offering expenses
  of $115                                                                        5,460
                                                                              --------
Net cash provided by financing activities                                        6,212
                                                                              --------

Net decrease in cash and cash equivalents                                           (8)
Cash and cash equivalents at beginning of period                                  --
                                                                              --------
Cash and cash equivalents at end of period                                    $     (8)
                                                                              ========

SUPPLEMENTAL DISCLOSURE
Cash paid for interest                                                        $     58
                                                                              ========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock to Founder in exchange for relinquishment of employment contract with, and options to acquire common stock of,
  FirstLogic                                                                  $    336
                                                                              ========
Series A convertible preferred stock issued for ownership interest
  held by FirstLogic, net of offering expenses of $180                        $  1,720
                                                                              ========
Option granted to preferred stock investors to purchase ownership
  interest of FirstLogic                                                      $    600
                                                                              ========
Preferred stock issued in exchange for cancellation of promissory
  notes                                                                       $    925
                                                                              ========
Value ascribed to warrants issued in connection with line of credit           $    110
                                                                              ========
Deferred compensation                                                         $  1,407
                                                                              ========
Assets purchased under capital lease obligations                              $    734
                                                                              ========



                             See accompanying notes

                                MatchLogic, Inc.

                          Notes to Financial Statements


                                December 31, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

MatchLogic, Inc. ("MatchLogic" or the "Company"), was incorporated in the State of Delaware on May 8, 1997, as a wholly owned subsidiary of a Colorado corporation with the same name ("Parent Company"). MatchLogic is engaged in the business of providing Internet advertising management and optimization services to advertisers and agencies. Additionally, the Company provides database and direct marketing services to advertisers for effective delivery of direct mail, e-mail and market research. The Parent Company was wholly owned by FirstLogic, Inc. ("FirstLogic") and the founder and president ("Founder") of the Company. The Founder received shares in the Parent Company from FirstLogic in exchange for the Founder's relinquishment of his employment contract with FirstLogic (including severance benefits) and release of all of his stock options in FirstLogic. Concurrently, certain venture capital investors provided the first of four bridge loans to fund the operations of MatchLogic.

On May 9, 1997, MatchLogic Colorado was merged with the Company with the Company being the surviving corporation. In connection with the merger, all Parent Company preferred and common stock was exchanged for the same number of shares in the Company. The creation of the Delaware subsidiary and the subsequent merger was done in connection with the ultimate sale of the Company to the Founder and venture capital investors.

Prior to the Company's incorporation and the above merger, venture capital investors paid FirstLogic $600,000 for an option to purchase FirstLogic's ownership interest in the Company. This option was exercised on May 9, 1997 whereby FirstLogic sold its entire ownership interest in the Parent Company, which consisted of 2,263,889 shares of Series A preferred stock, for $1,720,000, net of offering expenses of $180,000, to certain venture capital investors.

                                MatchLogic, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ORGANIZATION AND BUSINESS (CONTINUED)

For accounting purposes, the venture capital investors and the Founder are deemed to represent a control group that purchased 100% of MatchLogic from FirstLogic. As a result, the amounts paid by the venture capital investors to FirstLogic and the value of the common shares exchanged for the Founder's relinquishment of his employment contract with FirstLogic and release of all of his stock options in FirstLogic have been "pushed-down" to the Company and allocated to the net assets acquired based upon their estimated fair values. The fair value of the assets and liabilities consisted of approximately $290,000 in net tangible liabilities, approximately $600,000 associated with the gross margin of one consulting contract, and approximately $2,346,000 of acquired in-process research and development that had not reached technological feasibility and that had no alternative future use. At approximately the same time, the Company sold 7,736,111 newly issued shares of Series A preferred stock to venture capital investors for $6,385,000, net of offering expenses of $115,000.

On February 2, 1998, the Company was acquired by Excite, Inc.,
("Excite"), an Internet media company, in a transaction accounted for as a pooling of interests. In connection with the agreement, Excite exchanged 3,061,120 shares of its common stock for all the capital stock of the Company and assumed all of the outstanding warrants and options of the Company at the exchange ratio of 0.2291 shares of Excite common stock for each share of MatchLogic capital stock.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains its cash and cash equivalents in depository and money market accounts with several financial institutions.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of accounts receivable at December 31, 1997. Generally, the Company does not require collateral or other security to support customer receivables, which are principally from users of the Company's products and services. The Company performs periodic credit evaluations of its customers and maintains an allowance for potential credit losses based on historical experience and other information available to management. Actual credit losses may differ significantly from estimated amounts included in the allowance for doubtful accounts and such differences could be material to the financial statements.

                                MatchLogic, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the asset, which generally ranges from three to five years.

REVENUE RECOGNITION

The Company recognizes advertising revenue as advertising banners are played and consulting revenue as services are performed.

During the period from inception (May 8, 1997) to December 31, 1997, two customers accounted for 41% and 25% of total revenues. These customers had outstanding accounts receivable balances of $334,000 and $0 as of December 31, 1997, respectively.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the "disclosure only" alternative described in SFAS No. 123, "Accounting for Stock-Based Compensation."

                                MatchLogic, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RISKS ASSOCIATED WITH THE YEAR 2000 (unaudited)

Although the Company is not aware of any material operational issues or costs associated with preparing its internal systems for the year 2000, there can be no assurance that the Company will not experience unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems, which include third-party software and hardware technology.

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                                         DECEMBER 31, 1997
                                                                        ------------------
                                                                          (In thousands)
Computer equipment and software                                         $            3,010
Furniture and fixtures                                                                  88
                                                                        ------------------
                                                                                     3,098
Less accumulated depreciation and
  amortization                                                                        (633)
                                                                        ------------------
                                                                        $            2,465
                                                                        ==================

3. COMMITMENTS

The Company leases its facilities under noncancelable operating leases containing escalation clauses which require the Company to pay maintenance and operating expenses, such as taxes, insurance, and utilities.

Property and equipment includes equipment recorded under capital leases of approximately $734,000 and related accumulated amortization of $213,000 at December 31, 1997.

Rent expense totaled $184,000 for the period from inception through December 31, 1997.

                                MatchLogic, Inc.

3. COMMITMENTS (CONTINUED)

At December 31, 1997, future minimum lease payments under capital and noncancelable operating leases are as follows (in thousands):

                                                                CAPITAL       OPERATING
                                                                 LEASES        LEASES
                                                              --------------------------
Fiscal year
  1998                                                        $        318  $        179
  1999                                                                 262            39
  2000                                                                  43          --
                                                              ------------  ------------
Future minimum lease payments                                          623  $        218
                                                                            ============
Less amounts representing interest                                     (62)
                                                              ------------
Present value of future minimum lease
  payments                                                             561
Less current portion                                                  (274)
                                                              ------------
                                                              $        287
                                                              ============


4. LINE OF CREDIT

At December 31, 1997, the Company had a revolving line of credit with a bank which provides for borrowings of 80% of eligible accounts receivable plus an additional $1,500,000, up to a maximum of $3,000,000. As of December 31, 1997, the Company had no borrowings outstanding under this facility. The line is secured by the general assets of the Company and interest is due on outstanding borrowings at the bank's prime rate plus 1%. The line expires on December 1, 1998. The Company issued warrants to purchase 17,857 shares of Series A preferred stock that are exercisable at $0.84 per share and warrants to purchase 7,142 shares of common stock that are exercisable at $6.30 per share to the bank in connection with this line of credit. The Company has allocated a value of $110,000 to these warrant issuances which will be recorded as interest expense over the term of the agreement.

                                MatchLogic, Inc.

5. PROMISSORY NOTES

In connection with formation, the Company issued promissory notes for aggregate proceeds of $925,000 to venture capital investors. These notes accrued interest at the prime rate and were offset against proceeds due from the Series A preferred stock financing which occurred upon the Company's incorporation. The Company issued warrants to purchase 166,666 shares of Series A preferred stock at $1.08 per share in connection with these promissory notes. The Company believes that the value of the warrants at the date of issuance was not material and no value has been attributed to them in these financial statements.

6. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

Dividends on the convertible preferred stock of $0.01 per share are payable when and if declared by the board of directors. The dividend requirements of the preferred stock must be satisfied prior to payment of any dividends or distributions with respect to the Company's common stock. No dividends have been declared to date.

                                MatchLogic, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

CONVERTIBLE PREFERRED STOCK (CONTINUED)

The Company's Board of Directors currently has four members. Holders of Series A preferred stock voting separately as a class are entitled to elect a minimum of three directors and potentially up to three additional directors under the terms of the Company's Articles of Incorporation. Preferred stockholders are entitled to voting rights equivalent to the number of common shares into which their shares are convertible. Subject to certain antidilution provisions, each share of Series A preferred stock is convertible at any time into one common share. All preferred shares convert automatically to common stock (10,000,000 shares if converted at December 31, 1997) in the event of a public offering of the Company's common stock with aggregate proceeds to the Company of at least $15,000,000 and a price per share of not less than $3.60 (as adjusted for any stock dividends, stock splits or recapitalization). Additionally, all preferred shares convert automatically to common stock upon the written approval of the holders of at least two-thirds of the then-outstanding Series A preferred stockholders.

COMMON STOCK

The Company's outstanding common stock is wholly owned by its Founder. Shares outstanding vest over a three-year period ending May 2000 (1,679,413 shares vested as of December 31, 1997). Unvested shares are subject to a repurchase option held by the Company at the original price of $0.10 per share paid by the Founder for these shares upon his termination of employment.

WARRANTS

At December 31, 1997, warrants were outstanding to purchase 180,239 shares of the Company's common stock at prices ranging from $1.08 to $6.30 and 184,523 shares of the Company's Series A preferred stock at prices ranging from $0.84 to $1.08 per share. These warrants were issued in connection with certain financings, are exercisable at any time, and expire at various times in 2002.

                                MatchLogic, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

1997 EQUITY COMPENSATION PLAN

In May 1997, the Board of Directors approved the 1997 Equity Compensation Plan (the "Plan"), which provides for the issuance of incentive and nonqualified stock options and stock appreciation rights. The Plan provides for the purchase of up to 1,939,140 shares of the Company's common stock. There were 77,140 shares available for future grant under the Plan as of December 31, 1997. Under the terms of the Plan, options and stock appreciation rights may be granted to eligible participants at prices determined by the Company's Board of Directors on the date of grant. The exercise price must be equal to at least 100% of the current fair value of the underlying shares or 110% in the case of an incentive stock option granted to a 10% stockholder. Vesting periods are determined by the Board of Directors. Options expire at the earlier of 10 years from the option grant date for incentive and nonqualified stock options or 5 years from the time of grant for incentive stock options granted to a 10% stockholder.

Stock appreciation rights may be granted in conjunction with all or part of any stock option granted under the Plan. The exercise price of any stock appreciation right shall be equal to (i) the exercise price of the related stock option or (ii) the current fair value of the underlying shares. Stock appreciation rights are exercisable and terminate in conjunction with the related stock option or as determined by the Board of Directors. No stock appreciation rights were granted under the Plan.

Information relating to the outstanding stock options is as follows:

                                                             OUTSTANDING OPTIONS
                                                         --------------------------
                                            SHARES                      WEIGHTED-
                                         AVAILABLE FOR                   AVERAGE
                                          OPTION GRANT     SHARES    EXERCISE PRICE
                                         -------------   ---------   --------------
Balance at inception (May 8, 1997)              --            --       $    --
  Options authorized                       1,939,140          --       $    --
  Options granted                         (1,876,500)    1,876,500     $    0.19
  Options exercised                             --            --       $    --
  Options canceled                            14,500       (14,500)    $    0.10
                                           ---------     ---------
Balance at December 31, 1997                  77,140     1,862,000     $    0.19
                                           =========     =========     =========

                                MatchLogic, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

1997 EQUITY COMPENSATION PLAN (CONTINUED)

Compensation cost based on the fair value of the options as prescribed by SFAS No. 123 would not have had a material effect on the Company's net loss.

At December 31, 1997, options to purchase 315,750 shares of common stock were vested and exercisable at a weighted average exercise price of $0.10

Options outstanding at December 31, 1997 had the following characteristics:

Range of exercise prices                       $0.10-$0.81
Weighted-average exercise price                   $0.19
Weighted-average remaining contractual life     9.55 years

The weighted-average fair value at grant date of options granted during the period ended December 31, 1997 was $0.03. The fair value of each option granted is estimated on the date of grant using the minimum value option pricing model with the following assumptions:

Expected dividend yield                             0%
Risk-free interest rate                           6.125%
Expected life of options                         3 years

During 1997, the Company issued options to purchase shares of common stock with respect to which the Company recorded deferred compensation of $1,407,000 for financial reporting purposes to reflect the difference between the exercise price and deemed fair value for financial statement presentation purposes. Amortization of such deferred compensation totaled $196,000 for the period from inception (May 8, 1997) to December 31, 1997.

7. RELATED PARTY TRANSACTIONS

In June 1997, the Company entered into a one-year consulting agreement with SourceWorks, Inc., whereby SourceWorks agreed to provide consulting services to the Company. The Founder of the Company owns 33% of SourceWorks common stock. Consulting fees paid by the Company in the amount of $501,000 are included in research and development expense for the period from inception (May 8, 1997) to December 31, 1997. Included in accrued liabilities at December 31, 1997 was $71,000 owed to SourceWorks.

                                MatchLogic, Inc.

8. INCOME TAXES

At December 31, 1997, the Company had a net operating loss carryforward for federal and state tax purposes of approximately $8,000,000, which will expire in the tax year ended 2012. Due to the "change of ownership" provisions of the Internal Revenue Code, utilization of the net operating loss carryforward may be limited.

As of December 31, 1997, the Company had deferred tax assets of approximately $3,000,000 which relate primarily to the future tax benefits of net operating loss carryforwards. Due to the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $3,000,000 during the period ended December 31, 1997.

9. DEFINED CONTRIBUTION PENSION PLAN

The Company provides a 401(k) defined contribution pension plan (the "Plan") to its eligible employees. All employees, as defined under the Plan, are eligible to participate immediately. Employee contributions to the Plan are subject to certain statutory limitations. The after-tax voluntary contributions to the Plan are subject to certain statutory limitations. The after-tax voluntary contributions are limited to 20% or the applicable Internal Revenue Services limit ($9,500 for 1997) of the aggregate compensation paid to the employee in all the years of participation in the Plan. The Company's contribution to the Plan is discretionary. The Company did not make any contributions in the period from inception (May 8, 1997) to December 31, 1997.